                       EMPLOYMENT AGREEMENT

     THIS AGREEMENT, made as of the 20th day of July, 1994, by and between BOWATER INCORPORATED, a Delaware corporation having a mailing address of 55 EAST CAMPERDOWN WAY, POST OFFICE BOX 1028, GREENVILLE, SOUTH CAROLINA 29602 (the "Corporation") and ARNOLD M. NEMIROW of 1714 CRESTVIEW DRIVE, WAUSAU, WISCONSIN 54403 (the "Executive").
     WHEREAS, the Corporation desires immediately to employ the Executive as its President and Chief Operating Officer and to employ the Executive as its chief Executive Officer as of March 1995; and
     WHEREAS, the Executive is desirous of serving the Corporation in such capacities;
     NOW, THEREFORE, the parties hereto agree as follows:
     1. Employment. During the term of this Agreement, the Corporation agrees to continue to employ the Executive, and the Executive agrees to continue in the employ of the Corporation, in accordance with and subject to the provisions of this Agreement.
     2.   Term.
     (a)  Subject to the provisions of subparagraphs (b) and
(c) of this Section 2, the term of this Agreement shall begin on the first day on which the Executive reports for work at the Corporation's main office (which is anticipated to take place between September 1, 1994, and September 30, 1994, and which hereafter is referred to as the "Commencement Date") and shall continue thereafter (i) until terminated by the Corporation upon not less than (x) sixty (60) days prior written notice to the Executive, if without Cause (as defined in subparagraph 2(d) below), or (y) thirty (30) days prior written notice to the Executive, if with Cause, or (ii) until terminated by the Executive upon not less than thirty (30) days' prior written notice to the Corporation. The effective date of the termination shall be the date stated in such notice; provided that if the Corporation specifies an effective date that is more than thirty (30) days following the date of such notice, then the Executive may, upon thirty (30) days' written notice to the Corporation, accelerate the effective date of such termination.
          (b) Notwithstanding Section 2(a) and Sections 2(c)(i) and 2(c)(ii), upon the occurrence of a Change in Control as defined in the Severance Agreement of even date between the Corporation and the Executive (the "Severance Agreement"), the term of this Agreement shall in no event terminate prior to the date three (3) years following the date of the Change in Control, unless such termination shall be at the Executive's election for other than "Good Reason" as that term is defined in the Severance Agreement.
          (c) Notwithstanding Section 2(a), the term of this Agreement shall end upon: (i) the death of the Executive; (ii) the inability of the Executive to perform his duties properly by reason of Disability within the meaning of the Corporation's Supplemental Benefit Plan for Designated Employees of Bowater Incorporated and Affiliated Companies, as the same may be amended (the "SBP"), for a period of one hundred and eighty (180) consecutive days or forseveral periods totaling one hundred and eighty (180) days

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occurring within any twelve (12) consecutive calendar months; or (iii) the
Executive's Retirement within the meaning of the SBP, whether on or prior to his Normal Retirement Date.
          (d) For purposes of this Agreement, the term for "Cause" shall mean the Executive's gross negligence or willful misconduct, which gross negligence or willful misconduct has a demonstrable and material adverse effect on the Corporation or on the Executive's ability to perform adequately and effectively his duties hereunder; provided that the Corporation has given the Executive written notice of the alleged gross negligence or willful misconduct and the Executive shall have failed to cure such negligence or misconduct within thirty (30) days after receipt of such notice.
     3. Position and Duties. The Executive shall be employed as President and Chief Operating Officer of the Corporation, with the duties and responsibilities customarily attendant to those offices, from the Commencement Date to March 1, 1995, or such earlier date on which the Executive is elected Chief Executive Officer of the Corporation. The Executive shall be employed as the Chief Executive Officer of the Corporation, with the duties and responsibilities customarily attendant to that office, immediately following his term as Chief Operating Officer, it being agreed that the election of the Executive as the Corporation's Chief Executive Officer shall take place not later than six (6) months after the Commencement Date.
The Executive shall diligently and faithfully devote his full working time and best efforts to the performance of the services under this Agreement and to the furtherance of the best interests of the Corporation; provided, however, that the

Executive shall be entitled to serve on the Board of Directors of WPL Holdings, Inc. and such other Boards of Directors of other profit and non-profit corporations as the Corporation's Board of Directors deems appropriate.
     4.   Place of Employment.  The Executive will be employed at
the Corporation's offices in the City of Greenville, South Carolina or at such other place as the Corporation shall designate from time to time; provided, however, that if the Executive is transferred to another place of employment, necessitating a change in his residence, the Executive shall be entitled to financial assistance in accordance with the terms of the Corporation's relocation policy then in effect.
     5.   Compensation and Benefits.
          (a)  Base Salary.   The Corporation shall pay to the
Executive a base salary at the annual rate of four hundred fifty thousand dollars ($450,000) from the Commencement Date until he is elected Chief Executive Officer and thereafter at the initial annual rate of five hundred thousand dollars ($500,000), in each case payable in substantially equal periodic installments on the Corporation's regular payroll dates. The Executive's base salary level shall be reviewed at least annually by the Compensation and Human Resources Committee of the Corporation's Board of Directors.
          (b) Initial Bonus. The Corporation shall pay to the Executive an initial bonus of two hundred thousand dollars
($200,000) upon the Commencement Date, which shall be deemed to have
been fully earned by the Executive as of such date.   This bonus
shall be considered a bonus paid and earned in 1994 for the purposes of determining benefits payable to the Executive under the Corporation's benefit or other plans.
          (c) Bonus Plans. (i) In addition to his base salary, the Executive shall be entitled to receive an annual bonus under the Corporation's Annual Incentive Plan, as amended from time to time, which shall be payable at the time and in the amounts set forth under such plan, it being agreed that the Executive's target award for calendar year 1995 under the Corporation's Annual Incentive Plan will be 60% of the Executive's total compensation in 1995 and the Executive's bonuses in that year will be based 35% an individual performance criteria and 65% on absolute ROCE performance.
               (ii) In addition to receiving his base salary and the annual bonus provided above, the Executive shall be granted as of the Commencement Date not less than 32,700 Units with respect to the Corporation's 1994-1996 Long-Term Cash Incentive Plan, it being agreed that (x) the Executive's Target Annual Incentive as a % of Salary, his Target Annual Incentive, his Target Value of Long Term Cash Award Opportunity and his Units Granted for purposes of the Corporation's 1994-1996 Long-Term Cash Incentive Plan shall be not less than those shown in Exhibit A hereto and (y) the number of Units and the amounts payable to the Executive shall not be prorated because the Executive did not commence employment as of January 1, 1994.
               (iii) In addition to his base salary and the bonuses described in subparagraphs (i) and (ii) above, the Executive shall be entitled to participate in such other bonus plans as the

Corporation may from time to time adopt for its executive personnel, and shall be entitled to receive bonuses thereunder determined in such manner, and payable at such times and in such amounts as provided in such plans.
          (d)  Benefit Plans.   (i) The Corporation shall make
contributions on the Executive's behalf to the various benefit plans and programs of the Corporation in which the Executive in eligible to participate in accordance with the provisions thereof as in effect from time to time. It is further agreed that, notwithstanding anything to the contrary set forth in the SBP or any other benefit plans or documents of the Corporation, for purposes of determining the benefits due under the SBP or under any other benefit plan or document of the Corporation, (A) the Executive shall receive credit for Continuous Employment beginning immediately upon the
Commencement Date and (B) the Executive shall receive credit (x) for ten (10) years of Continuous Employment at such time as he has been employed by the Corporation for a period of five (5) years from the Commencement Date, and then (y) for two years of Continuous
Employment for each year employed by the Corporation until the
Executive has earned credit for twenty (20) years of Continuous
Employment from the Commencement Date (which will occur after the
Executive has been employed for 10 years).   The Executive's annual
benefit under the SBP will increase by 2.5% of the Executive's Final Average-Earnings for each year employed after he has accrued the aforesaid credit for twenty years of Continuous Employment, until such time as the Executive's annual benefit under the SBP equals 60% of the Executive's Final-Average Earnings. For example:
      (bullet) If the Commencement Date were September 1, 1994, and the Executive were to retire on September 1, 1999, then the Executive would receive credit for 10 years of Continuous Employment and thereby would be paid a benefit of 25% of his Final-Average Earnings (2.5% per year multiplied by 10 years) each year after his retirement.
      (bullet) If the Commencement Date were September 1, 1994, and the Executive were to retire on September 1, 2003, then the Executive would receive credit for 18 years of Continuous Employment and thereby would be paid a benefit of 45% of his Final-Average Earnings (2.5% multiplied by 18) each year after his retirement.
      (bullet) If the Commencement Date were September 1, 1994, and the Executive were to retire on September 1, 2007, then the Executive would be paid a benefit of 57.5%
               of his Final-Average Earnings (50%, which is 2.5% multiplied by 20 for the first 10 years of employment, plus 2.5% for each of the 3 years employed in excess of 10 years) each year after his retirement.

               (ii) Notwithstanding anything to the contrary set forth above or in the SBP, or in any other benefit plan or compensation agreement applicable to the Executive, and without in any way limiting any other benefits payable to the Executive under the SBP or any such other plan, the Executive shall be paid a minimum annual benefit from the Corporation as follows as a retirement benefit if he retires at such time as he has been employed by the Corporation for the number of years of Continuous Employment noted below:

               Years of                      Minimum
               Continuous                    Annual
               Employment                    Benefit

                    5                        $220,000
                    6                         238,000
                    7                         256,000
                    8                         274,000
                    9                         292,000
              10  or more                     310,000

The Corporation's obligation to pay such minimum annual retirement benefit shall be unconditional and shall not be terminated or reduced for any reason whatsoever, including the sale, merger or other transfer or disposition of the Corporation or its business. The benefit payable to the Executive's spouse and children under the SBP after the Executive's death shall be adjusted consistent with such minimum annual benefit payable to the Executive.
          (e)  Vacations.  The Executive shall be entitled to five
(5) weeks paid vacation per year.

          (f) Relocation. The Executive shall be entitled to all benefits available under the Corporation's Employee Relocation
Policy, Standard Practice No. G-4, dated 1/15/92 (the "Relocation Policy"). It is further agreed that:
               (i)  The Corporation shall, at its own expense, lease
a furnished apartment which is satisfactory to the Executive in his reasonable discretion, for use by the Executive for 12 months following the Commencement Date. The Corporation shall pay or promptly reimburse the Executive for all reasonable living costs during such 12 months, including without limitation travel and other expenses incurred to make a reasonable number of visits to his family.
               (ii) Notwithstanding Section V. of the Relocation Policy, the Corporation shall purchase the house in Wausau,
Wisconsin currently owned by the Executive (the "Wisconsin House") from the Executive for its appraised value at the request and on a closing date specified by the Executive by not less than 60 days prior notice to the Corporation. That appraised value shall be determined in accordance with paragraph 1 of Section V of the Relocation Policy, except that the Executive and the Corporation shall each be entitled select one of the first two independent appraisers and if a third is required, he shall be selected by the first two appraisers. The appraised value of the Wisconsin House shall be binding on the parties as the price at which it is purchased by the Corporation under this subparagraph.  The
Corporation shall pay or promptly reimburse the Executive for such appraiser's fee and for all other normal and reasonable costs incurred in connection with the sale, including without limitation attorneys' fees, real estate transfer fees and taxes, documentary stamps, state and county mortgage transfer taxes, where applicable, and any mortgage prepayment penalty.
               (iii)   The Corporation shall pay or promptly
reimburse the Executive for all reasonable and customary costs he may incur in connection with the identification, selection and purchase of a new house in or around Greenville, South Carolina, including without limitation, all closing costs, attorneys' fees, real estate transfer fees and taxes, and documentary stamps, where applicable, and all moving, packing and transportation expenses, but excluding the purchase price itself.
               (iv)   In addition to the amounts expressly required
to be paid by the Corporation under this Section 5(f), the Corporation, in accordance with paragraph IV.A.2 of the Relocation Policy, shall pay to the Executive upon the Commencement Date, ten thousand dollar ($10,000) to cover miscellaneous costs relating to the Executive's relocation.
          (g)  Stock Options.   (i) On the Commencement Date, the
Corporation shall grant to the Executive a non-qualified stock option for 250,000 shares of the Corporation's common stock substantially in the form of Exhibit B hereto (the "Stock Option"), which option will first become exercisable with respect to 125,000 of such shares on the first anniversary of the Commencement Date if the Executive is then employed by the Corporation, and will first become exercisable with respect to the remaining 125,000 shares covered by the option on the second anniversary of the Commencement

Date if the Executive is then employed by the Corporation, in either case at a purchase price equal to the Fair Market Value of the stock
(as defined in the Bowater Incorporated 1992 Stock Incentive Plan)
as of the date the Stock Option is granted, and which option shall expire ten years following the date the Stock Option is granted.
               (ii)  The Compensation and Human Resources Committee
of the Corporation's Board of Directors shall annually consider granting additional stock options to the Executive as additional compensation for his services under this Agreement.
          (h)  Expenses.  The Corporation shall reimburse the
Executive for all reasonable expenses properly incurred, and appropriately documented, by the Executive in connection with the business of the Corporation.
          (i)  Perquisites.  The Corporation shall make available to the Executive all perquisites to which he is entitled by virtue of his position.
     6.   Nondisclosure.
          (a)   During and after the term of this Agreement, the
Executive shall not, without the written consent of the Board of
Directors of the Corporation, disclose or use directly or indirectly
(except in the course of employment hereunder and in furtherance of the business of the Corporation or any of its subsidiaries and affiliates) any of the trade secrets or other confidential
information or proprietary data of the Corporation or its
subsidiaries or affiliates;  provided, however, that confidential information shall not include any information known
generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same or similar businesses.
          (b)   The Corporation shall not release any public
announcement of the Executive's employment with the Corporation without the Executive's prior review and consent.
     7.   Competition by Executive.   Nothing in this Agreement
shall be construed to limit the Executive's right to compete directly or indirectly with the Corporation following termination of his employment with the Corporation for any reason whatsoever. Notwithstanding anything to the contrary in the SBP, or in any other benefit plan or agreement of the Corporation, the benefits due and payable to the Executive under this Agreement, under the SBP or under any such plan, or otherwise payable following termination of the Executive's employment with the Corporation for any reason whatsoever shall not be reduced in the event the Executive competes directly or indirectly with the Corporation following any such termination of his employment.
     8.   Severance Pay; Severance Agreement.
          (a)  If the Executive's employment hereunder is terminated by the Corporation for any reason other than those set forth in
Section 2(c) hereof, then, unless the Corporation shall have terminated the Executive for "Cause", the Corporation shall pay the
Executive severance pay in the amount equal to the sum of (i) two times the Executive's annual base salary in effect on the effective date of the termination plus (ii) 1/12 of the aggregate
amount of the most recent annual bonuses paid to the Executive under any plan applicable to the Executive multiplied by the number of months from
January 1 of the year in which the termination occurs through the date of the termination; and provided however, that any amount paid to the Executive as wages for services rendered subsequent to the thirtieth (30th) day following the communication to the Executive of notice of termination shall be deducted from the severance pay otherwise due hereunder.  Such severance payment shall be made in a lump sum within ten (10) business days following the effective date of the termination. The severance pay shall be in lieu of all other compensation or payments of any kind arising solely by virtue of the termination of the Executive's employment hereunder; provided, however, that the Executive's entitlement to compensation or payments under the Corporation's retirement plans, stock option or incentive plans, savings plans or bonus plans attributable to service rendered prior to the effective date of the termination shall not be affected by the severance payment and shall continue to be governed by the applicable provisions of such plans and this
Agreement.
          (b)  Notwithstanding paragraph (a) above, the Executive
shall, at his election, be entitled to the benefits of the Severance Agreement, if termination occurs in a manner and at a time when the
Severance Agreement would be applicable.
     9.  Notices.  Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered or mailed, by registered or certified mail, return receipt requested, to the respective
addresses of the parties set forth above, with a copy of any notice to the Executive delivered to Michael A. Gaffin, Esq., Gaffin & Krattenmaker, P.C., 2400 Prudential Tower, 800 Boylston Street, Boston, MA 02199, or to
such other address as any party hereto shall designate to the other party in writing pursuant to the terms of this Section 9.
     10.   Severability.  The provisions of this Agreement are
severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision.
     11.   Governing Law.   This Agreement shall be governed by and
interpreted in accordance with the substantive laws of the State of
Delaware.
     12.  Arbitration.   All disputes arising under this Agreement
shall be submitted to binding arbitration to be conducted under the auspices and appropriate rules of Endispute, Inc. before a single arbitrator at a location of the arbitrator's selection. The arbitrator so selected shall be entitled to award legal fees to the prevailing party in the arbitration. All parties shall abide by any decision rendered in such an arbitration proceeding, and any such decision may be enforced in a court of competent jurisdiction.
     13. Supersedure. This Agreement shall cancel and supersede all prior agreements relating to employment between the Executive and the Corporation, except for the Severance Agreement and except for the letters from the Corporation to the Executive dated May 20, 1994 and May 26, 1994, to the extent they are not inconsistent with this Agreement.

     14. Waiver of Breach. The waiver by a party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by any of the parties hereto.
     15. Binding Effect. The terms of this Agreement and the letters from the Corporation to the Executive dated May 20, 1994 and May 26, 1994, shall be binding upon and inure to the benefit of the successors and assigns of the Corporation and the heirs, executors, administrators and successors of the Executive, but this Agreement may not be assigned by the Executive.
     16. Attorneys' Fees. The Corporation shall reimburse the Executive for all reasonable attorneys' fees incurred by the Executive in connection with the negotiation and execution of this Agreement.
     17. Authority. This Agreement has been duly authorized by the Corporation's Board of Directors and is a valid and binding obligation of the Corporation, enforceable in accordance with its terms. The Stock Option has been duly authorized by the Compensation and Human Resources Committee of the Corporation's Board of Directors and by the Corporation's Board of Directors, and is a valid and binding obligation of the Corporation, enforceable in accordance with its terms.
     18. Further Actions. The Corporation shall take such actions, including without limitation causing the SBP, the 1992 Stock Incentive Plan and other Corporation benefit plans to be amended, as may be required to implement this Agreement and the intentions of the parties expressed hereunder. Furthermore, the

Corporation shall not permit the SBP, or any other benefit plan of the Corporation, to be terminated or amended, if such termination or amendment would in any way alter (i) the terms of the Executive's participation in the Corporation's Annual Incentive Plan as provided for in subparagraph
5(c)(i) above; (ii) the terms of the Executive's participation in the Corporation's 1994-1996 Long-Term Cash Incentive Plan as provided for in subparagraph 5(c)(ii) above; (iii) the Executive's minimum annual retirement benefit as described in subparagraph
5(d)(ii) above; or (iv) the terms of the Executive's Stock Option granted pursuant to subparagraph 5(g)(i) above.
     IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the day and year first above written.

                                   BOWATER INCORPORATED

\s\ Phillip A. Temple              By: \s\ A. P. Gammie
Witness                                Its


\s\ Tammie Prochaska               \s\ Arnold M. Nemirow
Witness                            ARNOLD M. NEMIROW

                            Exhibit "A"

    1994 - 1996 Long Term Cash Incentive Plan Award Opportunity

                                for

                           ARNIE NEMIROW

Your Long Term Incentive award opportunity for the 1994 - 1996 has been computed as follows:

Salary Grade:                                                21/23
Salary Grade Midpoint:                                    $437,700
Target Annual Incentive as a % of Salary:                    56.67%
Target Annual Incentive $:                                $248,045
Target Value of Long Term Cash Award
Opportunity (3x Target Annual Incentive $):               $744,135
Units Granted (rounded to nearest 100)*:                    32,700

The Potential Value of your award at the end of 1996 assuming various stock prices is as follows:
                                     50% of                        150% of
                                     Target           Target        Target

Stock Price = $22.75                $371,962         $743,925      $1,115,888
Stock Price = $30.00                $490,500         $961,000      $1,471,500
Stock Price = $40.00                $654,000       $1,308,000      $1,962,000

*Based on December 1993 average stock price of $22.75

                             EXHIBIT B

                       BOWATER INCORPORATED
                    NON-QUALIFIED STOCK OPTION



                            Granted to



Grant Date     Expiration        Number of        Option Price per
               Date              Common Shares    Share

This stock option is granted to you by Bowater Incorporated, a Delaware corporation (the "Company"), upon the terms and conditions set forth below and those contained in the Bowater Incorporated
1992 Stock Incentive Plan (the "Plan").

1.   The Company hereby grants you a non-qualified stock option
     (the "Option") to purchase on or before the expiration date indicated above, at the purchase price stated above, the number of shares of the Common Stock of Bowater Incorporated, par value $1.00 per share (the "Common Stock"), set forth above.
     No option granted under the Plan shall be exercised or will vest unless and until the Plan is approved by the Company's shareholders.

2. No stock may be purchased hereunder unless you remain in the continuous employ of the Company or one of its subsidiaries for one year following the grant date. Thereafter, this Option may be exercised in the manner hereinafter set forth, provided that
     (a) you are at the time of such exercise in the employ of the Company or one of its subsidiaries, and (b) this Option may be exercised only to the extent of 50% of the number of shares of the Common Stock to which it relates on or after the first anniversary of the grant date, and may be exercised to the extent of the remaining 50% of such shares only on or after the second anniversary of such date. This Option shall become immediately exercisable in the event of a Change in Control (as that term is defined in Article 16 of the Plan).

3. The Option may be exercised, in whole or in part, by written notification delivered in person or by mail to the Secretary of the Company at its Executive Office. Such notification shall specify the number of shares with respect to which the Option is being exercised and shall be accompanied by payment for such shares. The Secretary of the Company will provide you with a form of exercise notice upon request. The Option may not be exercised with respect to a fractional share or with respect to fewer than 100 shares. Payment is to be made by check payable to the order of the Company or by one of the alternative methods of payment described in the Plan. No shares shall be sold or delivered hereunder until full payment for such shares has been made and all checks delivered in payment therefor have been collected. You shall not have any rights of a shareholder with respect to any Common Stock received upon exercise of the Option until certificates for such Common Stock have been actually issued to you in accordance with the terms hereof.

4. The Company shall not be required to issue or deliver any certificate or certificates for shares of its Common Stock purchased upon the exercise of any part of this Option prior to
     (i) the admission of such shares to listing on any stock exchange on which the stock may then be listed, (ii) the completion of any registration or other qualification of such shares under any applicable law, rule or regulation, (iii) the obtaining of any consent or approval or other clearance from any governmental agency which the Company determines to be necessary or advisable, and (iv) the payment to the Company, upon its demand, of any amount requested by the Company for the purpose of satisfying its liability, if any, to withhold federal, state or local income or earnings tax or any other applicable tax or assessment (plus interest or penalties thereon, if any, caused by a delay in making such payment) incurred by reason of the exercise of this Option or the transfer of such shares thereupon. The Option shall be exercised and shares of the Company's Common Stock issued only upon compliance with the Securities Act of 1933, as amended (the "Act"), and any other applicable securities laws, and you agree to comply with any requirements imposed by the Company's Human Resources and Compensation Committee under such laws. If you are an "affiliate" of the Company (as that term is defined in Rule 144 promulgated under the Act, and which generally includes directors), by accepting this Agreement, you agree that you will dispose of the stock acquired upon exercise of the Option only in compliance with Rule 144 or in such other manner as will not violate the Act and the rules and regulations promulgated thereunder, and any other applicable securities law.

5. This Option is not transferrable by you otherwise than by will or by the laws of descent and distribution, and is exercisable, during your life, only by you or by your guardian or legal representative. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof shall be null and void. This Option does not confer upon you any right with respect to continuation of employment with the Company or any of its subsidiaries, and will not interfere in any way with the right of the Company or any of its subsidiaries to terminate your employment.

6. An Option which has not become exercisable shall terminate at the time of your death or the termination for any reason of your employment with the Company or its subsidiaries, and no shares may thereafter be delivered pursuant to the Option. Subject to the condition that the Option may not be exercised in whole or in part after the expiration date, the Plan provides for certain circumstances under which options may be exercised upon your death, disability or retirement. An Option terminates upon termination of employment for reasons other than death, disability or retirement.

7. This Option shall be irrevocable during the Option period and its validity and construction shall be governed by the laws of the State of Delaware. The terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which shall be controlling. You agree to execute such other agreements, documents or assignments as may be necessary or desirable to effect the purposes of this Agreement.

8. The grant of this Option shall be binding and effective only if this Agreement is executed by or on behalf of the Company and by you and a signed copy is returned to the Company.


                              BOWATER INCORPORATED



                              /s/ Anthony P. Gammie
                              By Anthony P. Gammie
                              Chairman, President and CEO





-------------------------------------------------------------------
I hereby acknowledge receipt of the Incentive Stock Option (the "Option") granted on the date shown above, which has been issued to me under the terms and conditions of the Bowater Incorporated 1992 Stock Incentive Plan (the "Plan"). I agree to conform to all of the terms and conditions of the Option and Plan.

Date:                     Your Signature

                            SEVERANCE AGREEMENT



     THIS AGREEMENT, made as of the 20th day of July, 1994, by and between Bowater Incorporated, a Delaware corporation having a mailing address of 55 East Camperdown Way, Greenville, South Carolina 29602 (the "Corporation"), and Arnold M. Nemirow of 1714 Crestview Drive, Wausau, Wisconsin 54403 (the "Executive").
     WHEREAS, the Corporation considers it essential to the best interests of its shareholders to foster the continued employment of key management personnel; and

     WHEREAS, the uncertainty attendant to a change in control of the Corporation may result in the departure or distraction of management personnel to the detriment of the Corporation and its shareholders; and

     WHEREAS, the Board of Directors of the Corporation (the
"Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation's management, including Executive, to their assigned duties in the event of a change in control of the Corporation.

     NOW THEREFORE, it is hereby agreed as follows:


1.   DEFINITIONS

     The following terms when used herein shall have the meanings assigned to them below:

     (a) "Acquiring Person" shall mean any Person who is or becomes a "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of securities of the Corporation representing twenty percent (20%) or more of the

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         combined voting power of the Corporation's then outstanding voting securities, unless such Person has filed Schedule 13G and all required amendments thereto with respect to its holdings and continues to hold such securities for investment in a manner qualifying such Person to utilize Schedule 13G for reporting of ownership.

     (b) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

     (c) "Cause" shall mean and be limited to the Executive's gross negligence, willful misconduct or conviction of a felony, which negligence, misconduct or conviction has a demonstrable and material adverse effect upon the Corporation, provided that the Corporation shall have given the Executive written notice of the alleged negligence or misconduct and the Executive shall have failed to cure such negligence or misconduct within thirty (30) days after his receipt of such notice. The Executive shall be deemed to have been terminated for Cause effective upon the effective date stated in a written notice of such termination delivered by the Corporation to the Executive and accompanied by a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board (after reason able notice to the Executive and an opportunity for the Executive, with his counsel present, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct consituting Cause hereunder and setting forth in reasonable detail the facts and circumstances claimed to provide the basis for the Executive's termination, provided that the effective date shall not be less than thirty (30) days from the date such notice is given.

     (d) "Change in Control" of the Corporation shall be deemed to have occurred if:

         (i)  any Person is or becomes an Acquiring Person;

         (ii) less than two-thirds (2/3) of the total membership of the Board shall be Continuing Directors; or

         (iii)the shareholders of the Corporation shall approve a merger or con-solidation of the Corporation or a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.
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     (e)  "Continuing Directors" shall mean any member of the Board who was a member of the Board prior to the date hereof, and any successor of a Continuing Director while such successor is a member of the Board who is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person or of any such Affiliate or Associate and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

     (f) "Disability" shall mean the Executive's total and permanent disability as defined in the Corporation's long term disability insurance policy covering the Executive immediately prior to the Change in Control.


     (g) "Good Reason" shall mean:

        (i) an adverse change in the Executive's status, duties or responsibilities as an executive of the Corporation as in effect immediately prior to the Change in Control;

        (ii) failure of the Corporation to pay or provide the Executive in a timely fashion the salary or benefits to which he is entitled under any Employment Agreement between the Corporation and the Executive in effect on the date of the Change in Control, or under any benefit plans or policies in which the Executive was participating at the time of the Change in Control (including, without limitation, any incentive, bonus, stock option, restricted stock, health, accident, disability, life insurance, thrift, vacation pay, deferred compensation and retirement plans or policies);

         (iii)the reduction of the Executive's salary as in effect on the date of the Change in Control;

         (iv) the taking of any action by the Corporation (including the elimination of a plan without providing substitutes therefor, the reduction of the Executive's awards thereunder or failure to continue the Executive's participation therein) that would substantially diminish the aggregate projected value of the Executive's awards or benefits under the Corporation's benefit plans or policies
              described in Section 1(g)(ii) in    which the
              Executive was participating at the time of the Change in Control;

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

          (v) a failure by the Corporation to obtain from any successor the assent to this Agreement contemplated by Section 5 hereof; or

         (vi) the relocation of the principal office at which the Executive is to perform his services on behalf of the Corporation to a location more than thirty-five (35) miles from its location immediately prior to the Change in Control or a substantial increase in the Executive's business travel obligations subsequent to the Change in Control.

              Any circumstance described in this Section 1(g) shall constitute Good Reason even if such circumstance would not constitute a breach by the Corporation of the terms of the Employment Agreement between the Corporation and the Executive in effect on the date of the Change in Control. The Executive shall be deemed to have terminated his employment for Good Reason effective upon the effective date stated in a written notice of such termination given by him to the Corporation setting forth in reasonable detail the facts and circumstances claimed to provide the basis for termination, provided that the effective date may not precede, nor be more than sixty (60) days from, the date such notice is given. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

     (h) "Normal Retirement Date" shall have the meaning given to such term in the Corporations basic qualified pension plan in which the Executive is a participant as in effect on the date hereof or any successor or substitute plan adopted prior to a Change in Control.

     (i) "Person" shall mean any individual, corporation, partnership, group, association or other "person" as such term is used in Section 13(d) and 14(d) of the Exchange Act.


 2.  TERM OF AGREEMENT

     (a) The term of this Agreement shall initially be for the period beginning on September 1, 1994, and ending on August 31, 1997. The term of this Agreement shall automatically be extended on September 1, 1995, until August 31, 1998, without further action by the parties,
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         and shall be automatically extended by an additional year on each succeeding September 1, unless either the Corporation or the Executive shall have served notice upon the other party prior to such September 1 of its or his intention either that the term of this Agreement shall not be extended, or that the Executive's Employment Agreement is terminated, provided, however, that if a Change in Control of the Corporation shall occur during the term of this Agreement, this Agreement shall continue in effect until terminated but in any event for a period of not less than three (3) years from the date of the Change in Control.

     (b) Notwithstanding Section 2(a), the term of this Agreement shall end upon the termination of the Executive's employment if, prior to a Change in Control of the Corporation, the Executive's employment with the Corporation shall have terminated under the provisions of any Employment Agreement between the Corporation and the Executive then in effect.


3.   COMPENSATION UPON CHANGE IN CONTROL FOLLOWED BY A TERMINATION

     If a Change in Control of the Corporation shall have occurred and, during the term of this Agreement, the Executive's employment by the Corporation is terminated for any reason other than his death, his Disability, his retirement on his Normal Retirement Date, by the Corporation for Cause, or by the Executive without Good Reason, the Executive shall be under no further obligation to perform services for the Corporation and shall be entitled to receive the following payments:

     (a) The Corporation shall pay to the Executive his full base salary through the effective date of the termination within five (5) business days thereafter and all benefits and awards (including both the cash and stock components) to which the Executive is entitled under any benefit plans or policies in which the Executive was a participant prior to the Change in Control, at the time such payments are due pursuant to the terms of such benefit plans or policies as in effect immediately prior to the Change in Control.

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


     (b) At the election of the Executive, in addition to the entitlements set forth in Section 3(a) but in lieu of any payment to the Executive of any salary or severance payments or benefits to which the Executive would be entitled under the provisions of any Employment Agreement between the Corporation and the Executive then in effect, the Corporation shall pay to the Executive, in a lump sum not later than ten (10) business days following the effective date of the termination:

          (i) an amount equal to three (3) times the Executive's annual base salary on the effective date of the termination or, if higher, immediately prior to the Change in Control;

          (ii) an amount equal to three (3) times the greater of (x) the highest amount of the actual bonus awarded to the Executive in the five (5) fiscal years immediately preceding the year in which the Change in Control occurred and (y) an amount equal to the amount the Executive would have been awarded under the Corporation's bonus plan in effect immediately prior to the Change in Control for the fiscal year in which the Change in Control occurred had the Executive continued to render services to the Corporation at the same level of performance, at the same level of salary, and in the same position as immediately prior to the Change in Control;

          (iii)an amount equal to three (3) times the greater of (x) the largest annual contribution made by the Corporation to the Corporation's Savings Plan on the Executive's behalf during the five (5) fiscal years immediately preceding the year in which the Change in Control occurred and (y) an amount equal to the contribution the Corporation would have made to said Plan on the Executive's behalf for the fiscal year in which the Change in Control occurred had he participated in said Plan for the entire fiscal year, received a base salary equal to the salary he was receiving immediately prior to the Change in Control and had he elected to contribute to the Plan the same percentage of his base salary as he was contributing on said date;

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


          (iv)an amount equal to thirty percent (30%) of the Executive's annual base salary on the effective date of the termination or, if higher, immediately prior to the Change in Control (as compensation for medical, life insurance and other benefits lost as a result of termination of the Executive's employment); and

          (v) For each full or partial month in the period beginning on January 1st of the year in which the date of the termination occurs and ending on the date of the termination, one-twelfth of the greater of (x) the highest amount of the actual bonus awarded to the Executive in the five (5) fiscal years immediately preceding the year in which the Change in Control occurred and (y) an amount equal to the amount the Executive would have been awarded under the Corporation's bonus plan in effect immediately prior to the Change in Control for the fiscal year in which the Change in Control occurred had the Executive continued to render services to the Corporation at the same level of performance, at the same level of salary, and in the same position as immediately prior to the Change in Control.

          (vi)If a payment may be increased by reference to an alternate calculation which cannot be made by the time the payment is due, payment of the lesser, known amount shall be made when due, and if any additional amount becomes due, such additional amount shall be paid within ten (10) days after the information upon which calculation of such payment is dependent first becomes available.

            The amount of all payments due to the Executive pursuant to this
Section 3(b) shall be reduced by 1/36 for each full calendar month by which the date which is three (3) years from the effective date of the Executive's termination extends beyond the Executive's Normal Retirement Date.

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            Upon entering into this Agreement and for a period of fourteen (14)
days following each anniversary of the date hereof (the "Election Period"),the Executive may, in writing, direct the Corporation to pay any amounts to which he is entitled under this Section 3(b) in equal annual installments (not to exceed ten (10) annual installments), with the first such installment payable within ten (10) business days of the effective date of the termination and each successive installment payable on the anniversary of the effective date of the termination or the next following business day if such date is not a business day (the "Deferred Payment Election"). A Deferred Payment Election, once made, cannot be revoked except during an Election Period; provided, however, no Deferred Payment Election can be made or revoked by the Executive during an Election Period that occurs after a Change in Control or at a time when, in the judgment of the Corporation, a Change in Control may occur within sixty
(60) days of such Election Period.

     (c)The Corporation shall pay or provide to the Executive or his widow or children, as the case may be, such amounts and benefits as may be required so that the pension and other post-retirement benefits paid or made available to the Executive, his widow, and his children are equal to those, if any, which would have been paid under the Corporation's Basic and Supplemental Pension (Benefit) Plans in effect immediately prior to the Change in Control, assuming the Executive continued in the employ of the Corporation at the same compensation until the third anniversary of the effective date of the termination of the Executive's employment or until his Normal Retirement
Date, whichever is earlier. Notwithstanding any conflicting restrictions in the Plans or the fact of the termination of the Executive's employment, until the Executive's Normal Retirement Date, the Executive or his widow and his children shall maintain a continuing right to receive the pension and other benefits under the above Plans with payments to begin upon retirement and to elect an imputed retirement on the Executive's 50th birthdate or any of his birthdates thereafter until his Normal Retirement Date, such election to be made by so notifying the Corporation within one (1) year after termination of his employment.

     (d) The Corporation shall pay for or provide the Executive individual out-placement assistance as offered by a member firm of the Association of Out-Placement Consulting Firms.

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     (e)   If any payment or benefit to or for the benefit of the Executive in connection with a Change in Control of the Corporation or termination of the Executive's employment following a Change in Control of the Corporation (whether pursuant to the terms of this Agreement, or any other plan or arrangement or agreement with the Corporation, any Person whose actions result in a Change in Control of the Corporation or any Affiliate or Associate of the Corporation or any such Person) is subject to the Excise Tax (as hereinafter defined), the Corporation shall pay to the Executive an additional amount such that the total amount of all such payments and benefits
(including payments made pursuant to this Section 3(e) net of the Excise Tax and all other applicable federal,state and local taxes shall equal the total amount of all such payments and benefits to which the Executive would have been entitled, but for this Section 3(e), net of all applicable federal, state and local taxes except the Excise Tax. For purposes of this Section 3(e), the term "Excise Tax" shall mean the tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") and any similar tax that may hereafter be imposed.

            The amount of the payment to the Executive under this Section 3(e) shall be estimated by a nationally recognized firm of certified public accountants (other than the Corporation's independent auditors) based upon the following assumptions:

            (i)all payments and benefits to or for the benefit of the Executive in connection with a Change in Control of the Corporation or termination of the Executive's employment following a Change in Control of the Corporation shall be deemed to be parachute payments within the meaning of Section 280G( b)(2) of the Code, and all excess parachute payments shall be deemed to be subject to the Excise Tax unless, in the opinion of tax counsel selected by the firm of certified public accountants charged with estimating the payment to the Executive under this Section 3(e), such payments or benefits are not subject to the Excise Tax; and

              (ii) the Executive shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year.

               The estimated amount of the payment due the Executive pursuant to this Section 3(e) shall be paid to the Executive in a lump sum not later

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than thirty (30) business days following the effective date of the termination.
In the event that the amount of the estimated payment is less than the amount actually due to the Executive under this Section 3(e), the amount of any such shortfall shall be paid to the Executive within ten (10) days after the existence of the shortfall is discovered.

        (f) The Executive shall not be required to mitigate the amount of any payment provided in this Section 3, nor shall any payment or benefit provided for in this Section 3 be offset by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, or by offset against any amount claimed to be owed by the Executive to the Corporation, or otherwise.

        (g) If any payment to the Executive required by this Section 3 is not made within the time for such payment specified herein, the Corporation shall pay to the Executive interest on such payment at the legal rate payable from time to time upon judgments in the State of Delaware from the date such payment is payable under terms hereof until paid.


4.      EXECUTIVE'S EXPENSES

        The Corporation shall pay or reimburse the Executive for all costs, including reasonable attorney's fees and expenses of either litigation or arbitration, incurred by the Executive in contesting or disputing any termination of his employment following a Change in Control or in seeking to obtain or enforce any right or benefit provided by this Agreement.


5.      BINDING AGREEMENT

        This Agreement shall inure to the benefit of and be enforceable by the Executive, his heirs, executors, administrators, successors and assigns. This Agreement shall be binding upon the Corporation, its successors and assigns.
The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation expressly to assume and agree to perform this Agreement in accordance with its terms. The Corporation shall obtain such assumption and agreement prior to the effectiveness of any such succession.
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6.      NOTICE

        Any notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed, by certified or registered mail, return receipt requested, postage prepaid addressed to the respective addresses set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. All notices to the Corporation shall be addressed to the attention of the Board with a copy to each of the General Counsel, the Vice President-Human Resources and Administration and the Secretary of the Corporation.


7.      AMENDMENTS; WAIVERS

        No provision of this Agreement may be modified, waived or discharged except in a writing specifically referring to such provision and signed by the party against which enforcement of such modification, waiver or discharge is sought. No waiver by either party hereto of the breach of any condition or provision of this Agreement shall be deemed a waiver of any other condition or provision at the same or any other time.


8.      GOVERNING LAW

        The validity, interpretation, construction and performance of this Agreement shall be governed by the substantive laws of the State of Delaware.


9.      VALIDITY

        The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.


10.     ARBITRATION

        If the Executive so elects, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the city

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nearest to the Executive's principal residence (or, at the Executive's election, in the city within the state in which the Executive's principal residence is located nearest to such principal residence) which has an office of the American Arbitration Association by one arbitrator in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Corporation hereby waives its right to contest the personal jurisdiction or venue of any court, federal or state, in an action brought to enforce this Agreement or any award of an arbitrator hereunder which action is brought in the jurisdiction in which such arbitration was conducted, or, if no arbitration was elected, in which arbitration could have been conducted pursuant to this provision.


11.     COUNTERPARTS

        This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.



                                    BOWATER INCORPORATED


                                    By  /s/ Anthony P. Gammie
                                        Its Chairman of the Board


                                        /s/ Arnold M. Nemirow
                                         Arnold M. Nemirow

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